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Exhibit 11.00
-------------

                           TAX ALLOCATION AGREEMENT
                           ------------------------

         This Tax Allocation Agreement entered into as of November 14, 1996 by and among POWER CONTROL TECHNOLOGIES INC., a Delaware corporation ("Parent"), MAFCO WORLDWIDE CORPORATION, a Delaware corporation ("Worldwide"), its Subsidiaries (as hereinafter defined) and any entities which become parties hereto pursuant to Paragraph 20 hereof. Parent and its Subsidiaries are hereinafter sometimes referred to as the "Group." Worldwide and its Subsidiaries are hereinafter sometimes referred to as the "Worldwide Group."

         WHEREAS, PCT International Holdings Inc. ("PCTIH'), a wholly-owned subsidiary of Parent purchased all of the stock of Flavor Holdings Inc. ("FHI"), the Parent of Worldwide;

         WHEREAS, it is expected that PCTIH will contribute the stock of its wholly-owned subsidiary, Pneumo Abex Corporation ("Pneumo") to FHI, which will contribute such stock to Worldwide;

         WHEREAS, it is expected that Worldwide Corporation will be merged with and into Pneumo, the surviving corporation being Pneumo (the "Merger");

         WHEREAS, the Worldwide Group desires, to the extent permitted by the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder (the "Treasury Regulations"), to continue to be included in the filing of consolidated Federal income tax returns on behalf of the Group;

         WHEREAS, Parent and the Worldwide Group wish to allocate and settle among themselves in an equitable manner the consolidated Federal and combined state or local income tax liability of the Worldwide Group for Taxable Periods (as hereinafter defined) governed by this Agreement;


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                                                                         2



         WHEREAS, Worldwide and its Subsidiaries desire to be indemnified by Parent with respect to certain tax liabilities, and Parent is willing to so indemnify Worldwide and each of the Subsidiaries of Worldwide; and

         WHEREAS, Parent the Worldwide Group and Pneumo desire to provide for the continuation herein, the parties agree as follows:

         1.       Definitions.
                  -----------

         For purposes of this Agreement, the following terms shall be defined as follows:

                  (a) "Taxable Period" shall mean any taxable year or portion thereof, beginning on or after the date hereof, with respect to which a consolidated Federal income tax return is properly filed on behalf of the Group or (in the case of any combined state or local return) any such taxable year with respect to which a combined state or local income tax return is filed by Parent or any Subsidiary of Parent (other than Worldwide or any Subsidiary of Worldwide) that includes Worldwide or any Subsidiary of Worldwide.

                  (b) "Worldwide Group's Federal Taxable Income" for a Taxable Period shall mean the consolidated Federal taxable income (including, for all purposes of this Agreement, alternative minimum taxable income) for such Taxable Period that the Worldwide Group would have reported if it had not been included in the consolidated Federal income tax return filed for the Group with respect to such Taxable Period but instead had filed its own consolidated Federal income tax return for such Taxable Period; provided, however, that in computing such taxable income, the Worldwide Group shall not take into account any amounts paid or payable by Worldwide to Parent under Paragraph 2 or 6 hereof with respect to Federal taxes or by Parent to Worldwide or any Subsidiary of Worldwide under Paragraphs 2, 6 or 8 hereof with respect to Federal taxes. In computing such taxable income, the Worldwide Group shall be entitled to take into account deductions and credits attributable to the carryover or

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                                                                            3


carryback of any losses or credits of Worldwide or any Subsidiary of Worldwide arising in any taxable year, but only after taking into account any limitations on the use of such losses and credits imposed pursuant to Sections 172, 382, 383, 904 or 1212 of the Code or by Treasury Regulations Sections 1.1502-15, 1.1502-20, 1.1502- 21, 1.1502-22, 1.1502-91 (proposed), 1.1502-92
(proposed), 1.1502-93 (proposed) or 1.1502- 94 (proposed).

                  (c) "Worldwide Group's Federal Tax" for a Taxable Period shall mean the consolidated Federal income tax liability or, if applicable, the consolidated Federal alternative minimum tax liability for such Taxable Period that the Worldwide Group would have incurred if it had not been included in the consolidated Federal income tax return filed for the Group with respect to such Taxable Period, but had instead filed its own consolidated Federal income tax return for such Taxable Period; provided, that in computing such tax liability for any Taxable Period, the Worldwide Group shall not take into account any amounts paid or payable by Worldwide to Parent or under Paragraphs 2 or 6 hereof with respect to Federal taxes or by Parent to Worldwide or any Subsidiary of Worldwide under Paragraphs 2, 6 or 9 hereof with respect to Federal taxes. In computing such tax liability, the Worldwide Group shall be entitled to take into account deductions and credits attributable to the carryover or carryback of any losses or credits of Worldwide or any Subsidiary of Worldwide arising in any taxable year, but only after taking into account any limitations on the use of such losses and credits imposed pursuant to Sections 172, 382, 383, 384, 904 or 1212 of the Code or by Treasury Regulations Sections 1.1502-15, 1.1502-20, 1.1502-21, 1.1502.22, 1.1502-91 (proposed), 1.1502-92 (proposed), 1.1502-93 (proposed) or
1.1502-94 (proposed). If the computation of the Worldwide Group's Federal Tax does not result in a positive number, the Worldwide Group's Federal Tax shall be deemed to be zero.
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                                                                            4


                  (d) "Worldwide Group's State or Local Taxable Income" shall mean the state or local taxable income, computed in a manner consistent with the computation of the Worldwide Group's Federal Taxable Income, as defined above, that Worldwide and/or any of its Subsidiaries would have reported with respect to each state or local taxing jurisdiction for any Taxable Period for which Worldwide and/or any such Subsidiary of Worldwide participates, with Parent or any Subsidiary of Parent (other than Worldwide or any of its Subsidiaries), in the filing of a combined state or local income tax return with such jurisdiction if Worldwide had filed with each such jurisdiction either a separate return (in a case where only one member of the Worldwide Group joins in the filing of such combined return) or a combined return including only those members of the Worldwide Group actually joining in such combined return (in a case where more than one member of the Worldwide Group joins in the filing of such combined return).

                  (e) "Worldwide Group's State or Local Tax" shall mean the aggregate state and local income tax, computed in a manner consistent with the computation of the Worldwide Group's Federal Tax, as defined above, that Worldwide and/or any of its Subsidiaries would have incurred with respect to each relevant state and local taxing jurisdiction for any Taxable Period for which Worldwide and/or any such Subsidiary participates with Parent or any Subsidiary of Parent (other than Worldwide or any of its Subsidiaries) in the filing of a combined state or local income tax return with such jurisdiction if Mafco and/or any such Subsidiary had filed with such jurisdiction either a separate return (in a case where only one member of the Worldwide Group joins in the filing of such combined return) or a combined return including only those members of the Worldwide Group actually joining in such combined return (in a case where more than one member or the Worldwide Group joins in the filing of such return).

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                                                                           5

                  (f) "Estimated Tax Payment" shall mean for a Taxable Period the aggregate payments by Worldwide to Parent or, as the case may be, for such Taxable Period provided in Paragraph 3.

                  (g) "Final Determination" shall mean a closing agreement with the Internal Revenue Service or the relevant state or local taxing authorities, an agreement contained on Internal Revenue Service Form 870-AD or other comparable form, an agreement that constitutes a determination under
Section 1313(a)(4) of the Code, a claim for refund which has been allowed, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state or local tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

                  (h) "Subsidiary" as to any entity (the parent corporation) shall mean a corporation that would be an includible corporation that is a member of an affiliated group of corporations of which the parent corporation would be the common parent, all within the meaning attributable to such terms in Section 1504 of the Code and Treasury Regulations thereunder.

         2.       Payments Between Parent and Worldwide.
                  -------------------------------------

                  (a) For each Taxable Period, Worldwide shall pay to Parent, an amount equal to the excess, if any, of the Worldwide Group's Federal Tax for such Taxable Period over the aggregate amount of the Estimated Tax Payments actually made by Worldwide to Parent with respect to Federal income taxes for such Taxable Period. If the aggregate amount of the Estimated Tax Payments actually made to Parent with respect to Federal income taxes for such Taxable Period exceeds the Worldwide Group's Federal Tax for such Taxable Period, Parent shall pay to Worldwide an amount equal to such excess.

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                                                                            6

                  (b) For each Taxable Period with respect to which Worldwide or any of its Subsidiaries participates in the filing of any combined state or local income tax return with Parent or any Subsidiary of Parent (other than Worldwide or any Subsidiary of Worldwide), Worldwide shall pay to Parent an amount equal to the excess, if any, of the Worldwide Group's State and Local Tax for such Taxable Period over the aggregate amount of the Estimated Tax Payments actually made to Parent, with respect to such state or local income tax for such Taxable Period exceeds the Worldwide Group's State or Local Tax for such Taxable Period, Parent shall pay to Worldwide an amount equal to such excess.

         3.       Estimated Tax Payments.
                  ----------------------

                  (a) Worldwide shall pay to Parent no later than the tenth day of each of the fourth, sixth, ninth and twelfth months of such Taxable Period, the amount of estimated Federal income taxes that the Worldwide Group would have been required to pay on or before the fifteenth day of each such month if Worldwide were filing a consolidated Federal income tax return for such Taxable Period for an affiliated group or corporations of which Worldwide was the common parent and that consisted only of the members of the Worldwide Group. Such estimated Federal income tax liability shall be determined consistent with the calculation of the Worldwide Group's Federal Tax and shall reflect the estimated taxable income of the Worldwide Group projected for three, six, nine and twelve months, respectively.

                  (b) For every Taxable Period with respect to which one or more members of the Worldwide Group participates in the filing of a combined state or local income tax return with Parent or any Subsidiary of Parent (other than Worldwide or any member of the Worldwide Group), Worldwide shall pay to Parent no later than the fifth day prior to the date an estimated state or local income tax payment is due, the amount of estimated taxes that Worldwide or any such Subsidiary of Worldwide would have been required to pay if

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                                                                            7

Worldwide or any such Subsidiary of Worldwide had filed for such period either a separate return (in a case where only one member of the Worldwide Group joins in the filing of such combined return) or a combined return (in a case where more than one member of the Worldwide Group joins in the filing of such combined return). Such estimated state or local income tax liability shall be determined consistent with the calculation of the Worldwide Group's State and Local Tax.

         4.       Restricted Payments.
                  -------------------

         Notwithstanding any other provisions of this Agreement, in no event shall any payment be made by Worldwide or any Subsidiary of Worldwide to Parent or any other member of the Group (other than Worldwide or any Subsidiary of Worldwide), or to any assignee of Parent's right to payments hereunder, pursuant to this Agreement to the extent that and for so long as such payment is prohibited under or is inconsistent with the terms of that certain Credit Agreement dated as of June 29, 1994 between Worldwide, the lenders that are or may become parties thereto (the "Banks"), and The Chase Manhattan Bank (as successor to The Chase Manhattan Bank (National Association)), as agent for the Banks (the "Agent") (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement").

         5.       Time and Form of Payment.
                  ------------------------

                  (a) Payments by Worldwide or Parent pursuant to Paragraph 2 hereof shall be made no later than the fifth day prior to the due date of the Group's consolidated Federal income tax return or any relevant combined state or local income tax return for the period for which such a payment is due. If the due date for any such return is extended, any amounts due at the time of filing a request for extension of time to file shall be paid on an estimated basis. No later than five (5) days prior to the extended due date for such return, Worldwide's payment shall be recalculated, and any difference between
(i) the tax liability of the Worldwide

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                                                                             8

Group to be reflected on such return and (ii) all prior Estimated Tax Payments with respect to the such Taxable Period shall be paid by such fifth day to the party entitled thereto, with interest from the original due date at the relevant statutory rate.

                  (b) Each Subsidiary of Worldwide agrees to pay to Worldwide its share of each of the items of Worldwide Group's Federal Tax and Worldwide Group's State and Local Tax and of Estimated Tax Payments, each such share to be determined in accordance with the principles of Paragraph 1(c), 1(e), 3(a) and 3(b) hereof, no later than one (1) business day prior to the date upon which the relevant payment by Worldwide is required to be made under the terms hereof. Worldwide agrees to pay to each Subsidiary of Worldwide its share of any payment received by Worldwide from Parent pursuant to this Agreement, each such share to be determined in accordance with the principle of Paragraphs 1(c), 1(e), 3(a) and 3(b) hereof, as promptly as practicable following the receipt of any such payment and the determination of such share.

         6.       Adjustments.
                  -----------

                  (a) Redetermination of Tax Liability. In the event of any redetermination of the consolidated Federal income tax liability of the Group for any Taxable Period (or of the combined state or local income tax liability for any Taxable Period for which a combined state or local income tax return is filed) as a result of an audit by the Internal Revenue Service (or the relevant state or local taxing authorities), a claim for refund or otherwise, the Worldwide Group's Federal Tax (or the Worldwide Group's State and Local
Tax) shall be recomputed for such Taxable Period and any prior and subsequent Taxable Periods to take into account such redetermination, and payments due pursuant to Paragraph 2 hereof shall be appropriately adjusted. Any payment by Worldwide to Parent or by Parent to Worldwide required by such adjustment shall be paid within seven (7) days after the date of a Final Determination with respect to such redetermination or as soon as such adjustment can practicably be calculated, if later, together with interest for the period at the rate provided for in the relevant statute.

                  (b) Refund of Tax Sharing Payment. In the event that the calculation of the Worldwide Group's Federal Taxable Income (or the Worldwide Group's State and Local Taxable Income) for any Taxable Period results in a loss, such loss may be carried back and deducted in calculating the Worldwide Group's Federal Tax (or the Worldwide Group's State and Local Tax) for prior Taxable Periods in the same manner as it would have been so carried back and deducted had it constituted a net operating loss deduction under Section 172 of the Code or a net capital loss deduction under Section 1212 of the Code (or in the case of state and local tax, under applicable state or local provisions), as such provisions would have been applied to a consolidated (or combined) return filed with respect to the Worldwide Group (or one or more members thereof), but after taking into account any limitation on the use of such loss imposed pursuant to Sections 382, 383, 384 or 904 of the Code or Treasury Regulation Sections 1.1502-15, 1.1502-20, 1.1502-21, 1.1502-22,
1.1502-91 (proposed), 1.1502.92 (proposed), 1.1502-93 (proposed) or 1.1502-94
(proposed) (or with respect to state and local tax, applicable state or local provisions). In such case the Worldwide Group's Federal Tax (or the Worldwide Group's State and Local Tax) shall be recomputed for the Taxable Period or Periods to which such loss is carried and for any subsequent Taxable Periods to take into account the deduction of such loss, and payments made pursuant to Paragraph 2 hereof shall be appropriately adjusted. In the case of any carryback of a loss pursuant to this Paragraph 6(b), any payment by Parent to Worldwide required by such adjustment shall be paid within seven (7) days after the date of filing the consolidated Federal income tax return of the Group (or relevant combined state or local income tax return) for the year in which such loss arises.

Excess credits for any Taxable Period shall be carried back and otherwise treated in a manner consistent with the provision of this Paragraph 6.

                  (c) In the event PCTIH is required to make any payments (any such payment, a "Relevant Payment") pursuant to Section 4.11(j) of the Stock and VSR Purchase Agreement, dated as of October 23, 1996 (the "Purchase Agreement"), by and among Parent, PCTIH and Mafco Consolidated Group Inc., as a result of Worldwide or any of its Subsidiaries having received a refund or having utilized the benefit of any overpayment of Taxes (as defined in the Purchase Agreement), Worldwide shall, promptly following its receipt of notice thereof, pay, or cause to be paid, to Parent or its designee an amount equal to the Relevant Payment.

         7.       Interest on Unpaid Amounts.

         In the event that any party fails to pay any amount owed pursuant to this Agreement within ten (10) days after the date when due, interest shall accrue on any unpaid amount at the "designated rate" from the due date until such amounts are fully paid. For purposes of this Agreement, the "designated rate" shall mean ten percent (10%).

         8.       Indemnification.
                  ---------------

         Parent shall indemnify Worldwide and each Subsidiary of Worldwide on an after-tax basis (taking into account, when realized, any tax detriment or tax benefit to Worldwide or any Subsidiary of Worldwide of (x) a payment hereunder or (y) the liability to the Internal Revenue Service or state, local or foreign taxing authority giving rise to such a payment), with respect to and in the amount of:

                  (a) any liability to the Internal Revenue Service for Federal income tax incurred by Worldwide or any Subsidiary of Worldwide for any Taxable Period with respect to which Worldwide or any Subsidiary of Worldwide is included in a consolidated Federal income tax return filed on behalf of the Group;

                  (b) any liability for state and local income tax to a state or local taxing authority incurred by Worldwide or any Subsidiary of Worldwide with respect to any jurisdiction for any Taxable Period with respect to which Worldwide or any such Subsidiary of Worldwide participates in the filing of a combined state or local income tax return with Parent or any Subsidiary of Parent (other than Worldwide or any Subsidiary of Worldwide);

                  (c) any liability for Federal, state or local income tax to the Internal Revenue Service or a state or local taxing authority, as the case may be, incurred by Worldwide or any Subsidiary of Worldwide, to the extent attributable to any member of the Group (other than Worldwide or any Subsidiary of Worldwide) and for which Worldwide or such Subsidiary is liable as a result of participating in the filing of a combined state or local income tax return of the Group or as a result of being included in a consolidated Federal income tax return of the Group or as a result of participating in the filing of a combined state or local income tax return with Parent or any Subsidiary of Parent (other than Worldwide or any Subsidiary of Worldwide); and

                  (d) interest, penalties and additions to tax, and costs and expenses in connection with any liabilities described in Paragraphs 8(a),
(b) or (c) above. Parent shall pay to Worldwide amounts due under Paragraphs 8(a), (b), and (c) and Paragraph 8(d) (to the extent such amounts are related to amounts under Paragraphs 8(a), (b) or (c)) no later than seven (7) days after the date of a Final Determination with respect thereto.

         9.       Filing of Returns, Payments of Tax, Etc.
                  ----------------------------------------

                  (a) Agent. Worldwide and each Subsidiary of Worldwide hereby appoint Parent as their agent, as long as Worldwide or such Subsidiary, as the case may be, is a member of the Group, for the purpose of filing consolidated Federal income tax returns and for making any election or application or taking any action in connection therewith on behalf of Worldwide or such Subsidiary consistent with the terms of this Agreement. Parent agrees that it shall file consolidated Federal income tax returns for each Taxable Period of the Group. Worldwide and each Subsidiary of Worldwide hereby appoint Parent as their agent, as long as Worldwide or such Subsidiary, as the case may be, is a member of the Group, for the purpose of filing any combined state or local income tax returns that Parent may elect to file or cause to be filed, and for making any election or application or taking any action in connection therewith on behalf of Worldwide or such Subsidiary of Worldwide hereby consent to the filing of such returns, and to the making of such elections and applications. Parent agrees that to the extent the filing of any combined state or local income tax return by Parent or any Subsidiary of Parent with Worldwide or any Subsidiary of Worldwide for any period will reduce the state or local tax liability of Worldwide or any Subsidiary of Worldwide, without causing an increase in the state or local tax liability of Parent or any Subsidiary of Parent (other than Worldwide or any Subsidiary of Worldwide) in such period, Parent will file or cause to be filed for such Taxable Period a combined state or local income tax return with Worldwide and/or its Subsidiaries; provided, however, that such filing is permitted by applicable state or local law. Except as provided in this Paragraph 9, nothing herein shall be construed as requiring Parent or any Subsidiary of Parent to file combined state or local income tax returns on behalf of any members of the Group (including the Worldwide Group) for any Taxable Period.

                  (b) Cooperation. Worldwide Group shall cooperate with Parent in the filing, to the extent permitted by law, of a consolidated Federal income tax return and such combined state or local income tax returns for members of the Group (including the Worldwide

Group) as Parent elects to file or cause to be filed, by maintaining such books and records and providing such information as may be necessary or useful in the filing of such returns and executing any documents and taking any actions that Parent may reasonably request in connection therewith. Parent, and Worldwide shall provide one another with such information concerning such returns and the applications of payments made under this Agreement as any of such corporations may reasonably request of one another.

                  (c) Payment of Tax. For each Taxable Period, Parent shall timely pay or discharge, or cause to be timely paid or discharged, the consolidated Federal income tax liability of the Group for such Taxable Period and the combined state or local income tax liability shown on any combined state or local income tax return that Parent or any Subsidiary of Parent elects or is required to file that includes Worldwide or any Subsidiary of Worldwide.

         10.      Resolution of Disputes.
                  ----------------------

         Any dispute concerning the calculation or basis of determination of any payment provided for hereunder shall be resolved by the independent certified public accountants for Parent, whose judgment shall be conclusive and binding upon the parties, in the absence of manifest error.

         11.      Adjudications.
                  -------------

         In any audit, conference, or other proceeding with the Internal Revenue Service or the relevant state or local authorities, or in any judicial proceedings concerning the determination of the Federal income tax liabilities of the Group or Worldwide (or any Subsidiary of Worldwide) or the state or local income tax liability of any combined group including Parent or any Subsidiary of Parent (other than Worldwide or any Subsidiary of Worldwide) and Worldwide or any Subsidiary of Worldwide shall be represented by persons selected by Parent. The settlement of terms of settlement of any issues relating to such proceeding shall be in the sole discretion of Parent, absent manifest error, and Worldwide and each Subsidiary of Worldwide hereby appoint Parent as their agent for the purpose of proposing and concluding any such settlement.

         12.      Binding Effect; Successors.
                  --------------------------

         This Agreement shall be binding upon Parent, Worldwide and each Subsidiary of Parent that is a signatory hereto and the Subsidiaries of Parent that become parties hereto pursuant to Paragraph 20 hereof. Worldwide agrees to cause all of its Subsidiaries to follow this Agreement. This Agreement shall inure to the benefit of, and be binding upon, any successors or assigns of the parties hereto, including, without limitation, any Subsidiary of Worldwide that becomes a party hereto pursuant to Paragraph 20 and including Pneumo, as successor to Worldwide pursuant to the Merger. Worldwide and each other party hereto may assign their right to receive payments under this Agreement but may not assign or delegate their obligations hereunder.

         13.      Interpretation.
                  --------------

         This Agreement is intended to calculate and allocate certain Federal and state and local income tax liabilities of Parent and the Worldwide Group, and any situation or circumstance concerning such calculation and allocation that is not specifically contemplated hereby or provided for herein shall be dealt with in a manner consistent with the underlying principles of calculation and allocation in this Agreement.

         14.      Legal and Accounting Fees.
                  -------------------------

         Any fees or expense for legal, accounting or other professional services rendered in connection with (i) the preparation of a consolidated Federal or combined state or local income tax return for the Group, members of the Group (to the extent that such services reasonably pertain to the tax liability of members of the Worldwide Group rather than any other members of the Group) or the Worldwide Group, (ii) the application of the provisions of this Agreement or (iii) the conduct of any audit, conference or proceeding of the Internal Revenue Service or relevant state or local authorities or judicial proceedings relevant to any determination required to be made hereunder shall be allocated between Parent and Worldwide in a manner resulting in Worldwide bearing a reasonable approximation of the actual amount of such fees or expenses hereunder reasonably related to, and for the benefit of, Worldwide and its Subsidiaries, rather than to or for other members of the Group.

         15.      Limitation On Additional Tax Agreements; Effect of the
                  ------------------------------------------------------
                    Agreement.
                    ---------

         This Agreement shall determine the liability of Parent, and the members of the Worldwide Group to each other as to the matters provided for herein, whether or not such determination is effective for purposes of the Code or the Treasury Regulations promulgated thereunder or state or local revenue laws and regulations, financial reporting purposes or other purposes. Subject to Paragraph 16, nothing contained herein shall preclude Parent from entering into any agreement with any other Subsidiary of Parent concerning allocation of tax liabilities or Worldwide from entering into any agreement with any Subsidiary of Worldwide concerning allocation of tax liabilities.

         16.      Entire Agreement; Assignment.
                  ----------------------------

         This Agreement embodies the entire understanding among the parties relating to its subject matter and supersedes and terminates all prior agreements and understandings among the parties with respect to such subject matter. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement. This Agreement, including this provision against oral modification, shall not be modified or terminated except by a writing duly signed by each of the parties hereto (but, in the case of each Subsidiary of Worldwide, for only so long as it remains a Subsidiary of Worldwide), and no waiver of any provisions of this Agreement shall be effective unless in writing duly signed by the party sought to be bound. Worldwide and each Subsidiary (and their successors and assigns) may assign all of their respective rights under and interest in this Agreement to the Lenders under the Credit Agreement as collateral security for their respective obligations (and those of any of its successors and assigns) to such Lenders.

         17.      Code References.
                  ---------------

         Any references to the Code or Treasury Regulations shall be deemed to refer to the relevant provisions of any such successor statute or regulation and shall refer to such provisions as in effect from time to time.

         18.      Notices.
                  -------

         Any payment, notice or communication required or permitted to be given under this Agreement shall be in writing (including telecopy communication) and mailed, telecopied or delivered:

         If to Parent, to it at:

         35 East 62nd Street
         New York, New York 10021
         Attention:  General Counsel
         Facsimile:  (212) 572-5184

         If to Worldwide, to it at:

         Jefferson Avenue and Third Street
         Camden, New Jersey  08104
         Attention:  Vice President -- Finance

or to such other address as a party shall furnish in writing to the other parties. All such notices and communications shall be effective when received.

         19.      Counterparts.
                  ------------

         This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         20.      New Members.
                  -----------

         Each of the parties to this Agreement recognizes that from time to time, new Subsidiaries of Worldwide may be added to the Worldwide Group. Each of the parties agrees that any new Subsidiary of Worldwide shall, without the express written consent of the other parties, become party to this Agreement for all purposes of this Agreement with respect to Taxable Periods ending after such Subsidiary was added to the Worldwide Group.

         21.      Nature of Parent's Obligations.
                  ------------------------------

         Parent acknowledges and agrees that its obligations under this Agreement shall not be affected by any impossibility, illegality, impracticability, frustration of purpose, force majeure, act of government, the bankruptcy or insolvency of Worldwide or any other party to this Agreement, the failure or refusal of Worldwide or any other party to this Agreement, to perform its obligations hereunder (other than the obligations to make payment hereunder to Parent or to the extent that such failure was not caused by the act or omission of Parent or), any dispute, set-off or counterclaim (other than disputes, set-offs or counterclaims relating to Worldwide's payment obligations under this Agreement to the extent that Worldwide is not prevented from performing its payment obligation by any restrictions in any of its contractual obligations), any change in the amount, composition or terms of the assets, liabilities or equity of Worldwide or any other party to this Agreement, or any other defense or right that Parent has or may have that might have the effect of releasing Parent from such obligations (other than performance of such obligations and except as provided above).

         22.      Separate Undertaking.
                  --------------------

         Without limiting the generality of any of the foregoing provisions of this Agreement (but subject to the limitations expressly set forth in Paragraph 21), Parent irrevocably waives, to the full extent permitted by applicable law and for the benefit of, and as a separate undertaking with, Worldwide and its Subsidiaries and their respective assigns, any defense to the performance of this Agreement which may be available to Parent (i) as a consequence of this Agreement being rejected or otherwise not assumed by Worldwide or any Subsidiary of Worldwide or any trustee or other similar official for any Subsidiary of Worldwide or any trustee or other similar official for any of them or for any substantial part of their respective properties, or (ii) as a consequence of this Agreement being otherwise terminated or modified, in either such clause (i) or clause (ii) in any proceeding seeking to adjudicate Worldwide a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of Worldwide or the debts of Worldwide under any law relating to bankruptcy, insolvency or reorganization or relief or debtors, whether such rejection, non-assumption, termination or modification be by reason of this Agreement being held to be an executory contract or by reason of any other circumstance. If this Agreement shall be so rejected or otherwise not assumed, or so terminated or modified, Parent agrees for the benefit of, and as a separate undertaking with, Worldwide and its Subsidiaries or their respective assigns, as the case may be, an amount equal to each payment that would otherwise be payable by Parent under or in connection with this Agreement if this Agreement were not so rejected or otherwise not assumed or were otherwise no so terminated or modified (taking into account any right of offset or any defenses relating to failures or refusals to perform that Parent is permitted to assert under Paragraph 21), such amount to be payable to such person at its office specified in accordance with the instructions of such person as and when such payment would otherwise be payable hereunder. Notwithstanding the foregoing, Parent does not waive any right against Worldwide that it may have in such proceeding.

         23.      Liquidated Damages
                  ------------------

         If Parent shall at any time and from time to time fail to timely perform or comply with any of its payment obligations contained in this Agreement, then in each such case:

                  (a) it shall be conclusively assumed without necessity of proof that such failure by Parent was the sole and direct cause of damages incurred by the payee of such payment irrespective of any other contributing or intervening cause whatsoever;

                  (b) Parent agrees that it will be unconditionally liable for liquidated damages (for loss of a bargain and not as a penalty) for the amount of such payment not received when so due and payable as well as for all costs and expenses, if any, including reasonable attorney's fees and expenses, incurred in enforcing this Agreement; and

                  (c) Parent further irrevocably waives to the full extent permitted by applicable law any right or defense Parent may have to cause the payee to prove the cause of such damages or to mitigate the same, provided that the party seeking to enforce this Agreement against Parent shall nevertheless be required to prove that Parent failed to timely perform or comply with its obligation to make such payment.

         24.      Covenants of Parent.
                  -------------------

                  (a) Reattribution Election. Parent hereby covenants and agrees that parent will not permit any Subsidiary of Parent to cease to be a member of the Group unless Parent and such Subsidiary agree that Parent and such Subsidiary will make any elections required for the Group to retain the net operating loss carryforwards of such Subsidiary, pursuant to the procedure set forth in Proposed Treasury Regulation Section 1.1502-20(g)(1) and similar or successor provision.

                  (b) Covenant of Parent with Respect to Indemnification. Parent hereby covenants and agrees that, if Parent is obligated under Paragraph 8 of this Agreement to indemnify any member of the Worldwide Group, Parent will cause the Subsidiaries of Parent to pay dividends to it in such amounts as may be necessary to satisfy such indemnity obligations, provided that such dividends shall not be required from any Subsidiary of Parent to the extent that (i) the making of such dividend would cause such Subsidiary to violate any contractual or governmental restrictions (and Parent agrees to use reasonable efforts to have any such restrictions waived or otherwise removed, provided that such efforts shall not cause the imposition on Parent or such subsidiary of any additional costs or legal or regulatory burdens deemed by Parent or such Subsidiary to be material), or (ii) such Subsidiary does not have funds legally available to make such dividend; and

                  (c) Covenant of Parent with Respect to Subsidiaries of Parent. Parent hereby covenants and agrees to cause the Subsidiaries of Parent to enter into agreements with the members of the Worldwide Group under which any Subsidiary of Parent agrees to pay such member of the Worldwide Group, to the extent that such payment would not violate any contractual or governmental restrictions, such Subsidiary's share of the Federal income tax liability of the Group for which such member of the Worldwide Group becomes liable solely pursuant to Treasury Regulation Section 1.1502-6. Parent agrees to use reasonable efforts to have any restrictions on payments by a Subsidiary of Parent under such agreement waived or otherwise removed, provided that such efforts shall not cause the imposition on Parent or such Subsidiary of any additional costs or legal or regulatory burdens deemed by Parent or such Subsidiary to be material.

         25.      Governing Law.
                  -------------

         This Agreement shall be governed by the laws applicable to contracts entered into and to be fully performed within the State of New York by residents thereof.

         26.      Termination.
                  -----------

         This Agreement may be terminated at the option of Parent at any time from and after there has been payment in full in cash of principal of and interest on all Loans (as defined in the Credit Agreement), all fees and expenses accrued as of the date of such payment and all other amounts then due and payable by Worldwide under the Credit Agreement (and none of the Commitments (as defined in the Credit Agreement) remain in effect).

         27.      Third Party Beneficiaries.
                  -------------------------

         Parent hereby acknowledges that the Agent and Banks under the Credit Agreement (or their successors and assigns, as the case may be, for purposes of this Paragraph 27 the "Lenders") are relying on the provisions hereof in entering into, and agreeing to extend credit to Worldwide under, the Credit Agreement, and are intended to be third-party beneficiaries of the provisions hereof. Each of Parent and Consolidated further acknowledges and agrees that such Lenders, as third-party beneficiaries hereof, shall have the right and power to enforce the provisions hereof, in the name and on behalf of Worldwide and that no amendment to or termination of this Agreement shall be effective without the written consent of the Majority Banks (as defined in the Credit Agreement), for so long as any of the Commitments (as defined in the Credit Agreement) remain in effect and until payment in full in cash of principal of and interest on all Loans (as defined in the Credit Agreement), all fees and expenses accrued as of the date of such payment and all other amounts then due and payable by Worldwide under the Credit Agreement.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its respective duly authorized officer as of the date first set forth above.


                                         POWER CONTROL TECHNOLOGIES INC.


                                         By: /s/ Glenn Dickes
                                             ----------------


                                         MAFCO WORLDWIDE CORPORATION


                                         By: /s/ Glenn Dickes
                                            ----------------

Pneumo Abex Corporation hereby agrees that upon consummation of the Merger it will succeed to Mafco Worldwide Corporation's rights and obligations hereunder.


                                         PNEUMO ABEX CORPORATION


                                         By: /s/ Glenn Dickes
                                             ----------------